Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

August 31, 2017

Simulations Plus Announces Senior Management Changes

LANCASTER, CA, August 31, 2017 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced changes in its senior management structure.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, Inc., said, “The board of directors has appointed Mr. John DiBella president of the Lancaster, California division, known as Simulations Plus. Dr. Ted Grasela will remain as president of the Buffalo, New York Cognigen division, and Dr. Brett Howell will remain as president of the Research Triangle Park, North Carolina DILIsym Services, Inc. division. I will remain as chairman and chief executive officer and continue working at the 60% level as I have for the past three years.”

Dr. David Ralph, a member of the board of directors, added, “With the acquisition of DILIsym Services, Inc., which expanded the responsibilities of the corporate president over all divisions, and recognizing the already considerable demands on Dr. Grasela’s time with the continued growth of Cognigen, including the five-year, nearly $5 million contract with a major research foundation, the board felt it was optimal to have three division presidents, each responsible for the operation of their division alone, reporting to Mr. Woltosz as CEO. We are holding open the position of president of the overall corporation, but not filling it at this time.”

Walt Woltosz further added, “John DiBella was the clear choice to become the president of the Lancaster division, and we’re delighted that he has accepted the position. John has been with Simulations Plus for over 14 years, starting as a software development engineer after graduating with a Master’s degree in Biomedical Engineering from Case Western Reserve University, then moving into marketing and sales as a salesperson. Since 2009 when he was promoted to manager of marketing and sales, and 2012 when he was promoted to vice president for marketing and sales, the company’s revenue growth under his leadership has been obvious, going from about $6.3 million for FY2009 (not including the former Words+ subsidiary) to $20 million in FY2016, and further growth in 2017, which will be boosted further by our fourth quarter ending today with additional revenues and earnings from our newly acquired DILIsym division.”

“Dr. Grasela continues to do an outstanding job with the Cognigen division, maintaining growth, providing great customer satisfaction, and continually improving efficiencies under his leadership,” continued Mr. Woltosz. “The acquisition of DILIsym Services, Inc. in June added another geographic location and new technology to our offerings. Each division provides a mostly unique set of products and services, so we believe having a president of each division with P&L responsibility is the best way to manage our operations. Of course, we will continue to foster cooperation among the divisions to take advantage of the synergies among them. This has worked very well for Simulations Plus and Cognigen for three years, and we are already seeing the benefits from integrating our GastroPlus™ capabilities in Lancaster with the DILIsym software in Research Triangle Park. We expect further synergies between Cognigen and DILIsym going forward.”

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About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions and quantitative systems pharmacology models for drug-induced liver injury and nonalcoholic fatty liver disease. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical, biotechnology, and chemical agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, chemical, and consumer goods companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to properly manage the new combined company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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